EXHIBIT 4.1

EXECUTION COPY

MIDAMERICAN ENERGY COMPANY

and

THE BANK OF NEW YORK,

as Trustee

________________
4.650% Notes due 2014

________________
Third Supplemental Indenture

________________

Dated as of October 1, 2004

THIRD SUPPLEMENTAL INDENTURE, dated as of October 1, 2004 (herein called the "Third Supplemental Indenture"), between MIDAMERICAN ENERGY COMPANY, a corporation duly organized and existing under the laws of the State of Iowa (herein called the "Company"), and THE BANK OF NEW YORK, a New York banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the "Trustee"), under the Original Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of February 8, 2002, as amended (herein called the "Original Indenture"), as supplemented by the First Supplemental Indenture dated as of February 8, 2002 and the Second Supplemental Indenture dated as of January 14, 2003, to provide for the issuance from time to time of its unsubordinated debentures, notes or other evidences of indebtedness, the form and terms of which are to be established as set forth in Sections 2.01 and 3.01 of the Original Indenture;

WHEREAS, Section 9.01 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, (i) the purpose of establishing the form and terms of the Securities (as defined in the Original Indenture) of any series as permitted by Sections 2.01 and 3.01 of the Original Indenture, and (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Securities (as defined in the Original Indenture);

WHEREAS, the Company desires to create one series of securities to be designated the "4.650% Notes due 2014" and all action on the part of the Company necessary to authorize the issuance of up to three hundred fifty million dollars ($350,000,000) aggregate principal amount of such securities (the "Securities") under the Original Indenture and this Third Supplemental Indenture has been duly taken;

WHEREAS, the Company and the Trustee desire to make certain amendments to the Original Indenture in conformance with the requirements described above; and

WHEREAS, all acts and things necessary to make the Securities, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Securities by the holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal benefit of holders of the Securities, as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined herein, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture and the form of Security attached hereto as Exhibit A.

ARTICLE II
TERMS AND ISSUANCE OF THE SECURITIES

Section 2.01. Issue of Securities. One series of notes, which shall be designated the "4.650% Notes due 2014", shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture and this Third Supplemental Indenture (including the form of Security set forth in Exhibit A).

Section 2.02. Optional Redemption. The Securities may be redeemed, in whole or in part, at the option of the Company pursuant to the terms set forth in Annex 1 to the Securities to be redeemed. The provisions of Article XI of the Original Indenture shall also apply to any optional redemption of Securities by the Company.

Section 2.03. Defeasance and Discharge. The provisions of Section 14.02 of the Original Indenture shall be applicable to the Securities.

Section 2.04. Covenant Defeasance. The provisions of Section 14.03 of the Original Indenture shall be applicable to the Securities.

Section 2.05. Place of Payment. The Place of Payment in respect of the Securities will be in The City of New York, initially at the Corporate Trust Office of The Bank of New York (which as of the date hereof is located at 101 Barclay Street, 8 West, New York, New York 10286, Attention: Corporate Trust Administration).

Section 2.06. Form of Securities; Incorporation of Terms. The form of the Securities shall be substantially in the form of Exhibit A, the terms of which are herein incorporated by reference and which are part of this Third Supplemental Indenture. The Securities shall be issued as one or more Global Securities in fully registered form, as determined in accordance with Section 2.01 of the Original Indenture. The Global Securities shall be delivered by the Trustee to the Depositary, as the Holder thereof, or a nominee or custodian therefore, to be held by the Depositary in accordance with the Original Indenture.

Section 2.07. Exchange of the Global Securities. Each of the Global Securities shall be exchangeable for definitive Securities only as provided in Section 3.05 of the Original Indenture.

Section 2.08. Regular Record Date for the Securities. The Regular Record Date for the Securities shall be the March 15 or September 15 immediately prior to each Interest Payment Date.

Section 2.09. Authorized Denominations. Beneficial interests in Global Securities, as well as definitive Securities, may be held only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.10. Additional Securities. The Company may from time to time, without the consent of the Holders of the Securities, create and issue further securities having the same terms and conditions as the Securities in all respects, except for the original issue date and offering price. Additional Securities issued in this manner will be consolidated with, and form a single series with, the Securities and shall thereafter be deemed Securities for all purposes.

ARTICLE III
DEPOSITARY

Section 3.01. Depositary. The Depositary Trust Company, its nominees and their respective successors are hereby appointed Depositary with respect to the Global Securities.

ARTICLE IV
AMENDMENTS TO ORIGINAL INDENTURE

Section 4.01. Amendments. The Original Indenture is hereby amended as follows:

(a) Section 1.01 of the Original Indenture is hereby amended to add or modify the following definitions, as the case may be:

"'Common Shareholders Equity' means, at any time, the total shareholders' equity of the Company and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed fiscal quarter of the Company for which financial information is then available."

"'Midwest Power Indenture' means the General Mortgage Indenture and Deed of Trust, dated as of January 1, 1993, between Midwest Power Systems Inc. and Morgan Guaranty Trust Company of New York, trustee (Harris Trust and Savings Bank, successor trustee), and indentures supplemental thereto."

"'Permitted Encumbrances' means:

(a) (i) any mortgage, pledge or other lien or encumbrance on any property hereafter acquired or constructed by the Company or a Subsidiary, or on which property so constructed is located, and created prior to, contemporaneously with or within 360 days after, such acquisition or construction or the commencement of commercial operation of such property to secure or provide for the payment of any part of the purchase or construction price of such property, or (ii) any property subject to any mortgage, pledge, or other lien or encumbrance upon such property existing at the time of acquisition thereof by the Company or any Subsidiary, whether or not assumed by the Company or such Subsidiary, or (iii) any mortgage, pledge or other lien or encumbrance existing on the property, shares of stock, membership interests or indebtedness of a corporation or limited liability company at the time such corporation or limited liability company shall become a Subsidiary or any pledge of the shares of stock or membership interests of such corporation or limited liability company prior to, contemporaneously with or within 360 days after such corporation or limited liability company shall become a Subsidiary to secure or provide for the payment of any part of the purchase price of such stock or membership interests, or (iv) any conditional sales agreement or other title retention agreement with respect to any property hereafter acquired or constructed; provided that, in the case of clauses (i) through (iv), the lien of any such mortgage, pledge or other lien does not spread to property owned prior to such acquisition or construction or to other property thereafter acquired or constructed other than additions to such acquired or constructed property and other than property on which property so constructed is located; and provided, further, that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (a) whether or not created or assumed within such period;

(b) any mortgage, pledge or other lien or encumbrance created for the sole purpose of extending, renewing or refunding any mortgage, pledge, lien or encumbrance permitted by clause (a) of this definition; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or refunding and that such extension, renewal or refunding mortgage, pledge, lien or encumbrance shall be limited to all or any part of the same property that secured the mortgage, pledge or other lien or encumbrance extended, renewed or refunded;

(c) liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; liens on any property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen's, mechanics', carrier's, workmen's, repairmen's or other like liens; or liens on any property created in connection with deposits to obtain the release of such liens; liens on any property created in connection with deposits to secure surety, stay, appeal or customs bonds; liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other liens and encumbrances similar to those described in this clause (c), the existence of which, in the opinion of the board of directors of the Company, does not materially impair the use by the Company or a Subsidiary of the affected property in the operation of the business of the Company or a Subsidiary, or the value of such property for the purposes of such business;

(d) any mortgage, pledge or other lien or encumbrance created after October 1, 2004 on any property leased to or purchased by the Company or a Subsidiary after that date and securing, directly or indirectly, obligations issued by a State, a territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property; provided that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision), as in effect at the time of the issuance of such obligations;

(e) any mortgage, pledge or other lien or encumbrance on any property now owned or hereafter acquired or constructed by the Company or a Subsidiary, or on which property so owned, acquired or constructed is located, to secure or provide for the payment of any part of the construction price or cost of improvements of such property, and created prior to, contemporaneously with or within 360 days after, such construction or improvement; provided that if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable mortgage, pledge, lien or encumbrance shall be deemed to be permitted by this clause (e) whether or not created or assumed within such period; and

(f) any mortgage, pledge or other lien or encumbrance not otherwise described in clauses (a) through (e); provided that the aggregate amount of indebtedness secured by all such mortgages, pledges, liens or encumbrances does not exceed the greater of $100,000,000 or 10% of Common Shareholders' Equity."

"'Principal Facility' means the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except any facility that is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole."

"'Regulated Subsidiary' means any Subsidiary which owns or operates facilities used for the generation, transmission or distribution of electric energy and is subject to the jurisdiction of any governmental authority of the United States or any state or political subdivision thereof, as to any of its: rates; services; accounts; issuances of securities; affiliate transactions; or construction, acquisition or sale of any such facilities, except that any 'exempt wholesale generator', as defined in 15 USC 79z-5a(a)(1), 'qualifying facility', as defined in 18 CFR 292.101(b)(1), 'foreign utility company', as defined in 15 USC 79z-5b(a)(3), and 'power marketer', as defined in NORTHWEST POWER MARKETING COMPANY, L.L.C., 75 FERC PARA 61,281, shall not be a Regulated Subsidiary."

"'Subsidiary' means a corporation or limited liability company more than 50% of the outstanding voting stock or voting membership interests of which is or are owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, (1) 'voting stock' means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency, and (2) 'voting membership interests' means membership interests which ordinarily have voting power for the election of directors (or the equivalent thereof), whether at all times or only so long as no senior class of membership interests have such voting power by reason of any contingency."

"'Wholly-Owned Subsidiary' means a Subsidiary of which all of the outstanding voting stock or voting membership interests (other than directors' qualifying shares) is or are at the time, directly or indirectly, owned by the Company, or by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries."

(b) Section 10.06 of the Original Indenture is hereby amended by replacing the reference to Section 10.04 therein with a reference to Section 10.08.

(c) Article X of the Original Indenture is amended by adding a new Section 10.08 thereto immediately following Section 10.07 thereof, such Section 10.08 to read as follows:

"Section 10.08.     Limitation upon Mortgages and Liens.

The Company will not at any time directly or indirectly create or assume and will not cause or permit a Subsidiary directly or indirectly to create or assume, except in favor of the Company or a Wholly-Owned Subsidiary, any mortgage, pledge or other lien or encumbrance upon any Principal Facility or any interest it may have therein or upon any stock of any Regulated Subsidiary or any indebtedness of any Subsidiary to the Company or any other Subsidiary, whether now owned or hereafter acquired, without making effective provision (and the Company covenants that in such case it will make or cause to be made, effective provision) whereby the outstanding Securities and any other indebtedness of the Company then entitled thereto shall be secured by such mortgage, pledge, lien or encumbrance equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured (provided, that for the purpose of providing such equal and ratable security, the principal amount of outstanding Original Issue Discount Securities shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.02); provided, however, that the foregoing covenant shall not be applicable to (1) the lien of the Midwest Power Indenture, (2) Permitted Encumbrances or (3) any transfer, lease, use or other encumbrance of or on the Company’s or any Subsidiary’s transmission assets as required by applicable state or federal order, regulation, rule or statute."

(e) The first sentence of Section 14.03 of the Original Indenture is hereby amended by replacing the references to Section 10.04 therein with references to Section 10.08 in each place where such references appear in such sentence.

Section 4.02. Application of Amendments. The amendments to the Original Indenture set forth in Section 4.01 hereof shall be applicable only to the Securities, and shall not be applicable to any other series of securities issued under the Original Indenture except as otherwise provided in a supplemental indenture related to such other series of securities.

ARTICLE V
MISCELLANEOUS

Section 5.01. Execution as Supplemental Indenture. This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this Third Supplemental Indenture forms a part thereof.

Section 5.02. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.03. Successors and Assigns. All covenants and agreements contained in this Third Supplemental Indenture made by the Company shall bind its successors and assigns, whether so expressed or not.
Section 5.04. Separability Clause. In case any provision in this Third Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05. Benefits of Third Supplemental Indenture. Nothing in this Third Supplemental Indenture or in the Securities, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 5.06. Execution and Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 5.07. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or of the Securities. The Trustee shall not be accountable for the use or application by the Company of the Securities or the proceeds thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereof have caused this Third Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

MIDAMERICAN ENERGY COMPANY
By: /s/ Brian K. Hankel
Name: Brian K. Hankel
Title:

THE BANK OF NEW YORK
as Trustee
By: /s/ Robert A. Massimillo
Name: Robert A. Massimillo
Title: